EXHIBIT 10.21

CPI CARD GROUP INC.

2019 EXECUTIVE INCENTIVE PLAN

1.         Purpose. This CPI Card Group Inc. (the “Company”) 2019 Executive Incentive Plan (the “Plan”) is designed to align the interests of the Company and eligible key employees of the Company and its subsidiaries.

2.         Adoption of the Plan. The Company, intending to be legally bound, hereby adopts the Plan effective as of January 1, 2019 (the “Effective Date”). The Plan shall be in effect from the Effective Date and shall continue until December 31, 2019, unless earlier terminated by the Company in accordance with Section 8(e) (the “Term”). The expiration or termination of the Term shall not in any event reduce or adversely affect any amounts due to any Participant hereunder for any Performance Period ending on or before such date.

3.         General. Unless explicitly provided for in a written agreement between the Company and a Participant, the compensation provided under the Plan is intended to be in addition to all other compensation payable to Participants under any employment agreement or incentive plan or program in effect with the Company or its direct or indirect subsidiaries.

4.         Definitions. For purposes of this Plan:

(a)        “Adjusted EBITDA” means EBITDA as may be adjusted for (i) stock compensation expense, (ii) foreign currency changes, (iii) legal costs incurred with certain patent and shareholder litigation, (iv) impairments, (v) restructuring charges, (vi) other significant, unusual and non-recurring charges, and, (vii) on a quarterly basis, revenue work-in-process.  On an annual basis, revenue work-in-process is included in Adjusted EBITDA in accordance with U.S. GAAP.

(b)        “Adjusted Free Cash Flow”  means Free Cash Flow as may be adjusted for (i) interest, (ii) cash taxes, (iii) stock compensation expense, (iv) foreign currency changes, (v) legal costs incurred with certain patent and shareholder litigation, (vi) impairments, (vii) impacts due to working capital timing between quarters, (viii) restructuring charges and (ix) other significant unusual and non-recurring events.

(c)        “Annual Performance Incentive” means the amount designated as the Annual Performance Incentive in a Participant’s Participation Agreement.

(d)        “Board” means the Company’s Board of Directors.

(e)        “Cause” means, unless otherwise specified in a Participant’s employment or other written agreement between the Participant and the Company, the Participant’s (i) material breach of Participant’s duties and responsibilities, which is not remedied within thirty (30) days after the Company gives the Participant written notice specifying such breach, (ii) commission of a felony, (iii) commission of or engaging in any act of fraud, embezzlement, theft, a material breach of trust or any material act of dishonesty involving the Company or its subsidiaries, which, in each case, proximately causes substantial and material economic injury to the Company and its subsidiaries, taken as a whole, (iv) significant violation of the code of conduct of the Company or its subsidiaries or of any statutory or common law duty of loyalty to the Company or its subsidiaries, or (v) the Participant’s material breach of any written covenant or agreement with the Company or its subsidiaries not to disclose any confidential information related to the Company or its subsidiaries, or not to compete or interfere with the Company or its subsidiaries, which, in each case that, if susceptible to remedy, is not remedied within thirty (30) days after the Company gives the Participant written notice specifying such breach.

(f)        “Committee” means the Compensation Committee of the Board.

(g)        “Company Group” means the Company and its direct and indirect subsidiaries.

(h)        “Disability” means, unless otherwise specified in a Participant’s employment or other written agreement between the Participant and the Company, a Participant’s inability, due to physical or mental incapacity, to perform the essential functions of the Participant’s job, for one hundred eighty (180) consecutive days.

(i)         “EBITDA” means The Company’s earnings from continuing operations, before interest, taxes, depreciation, and amortization as determined in accordance with past practice.

(j)         “Free Cash Flow” means cash flow from operations, less capital expenditures.

(k)        “Good Leaver” means a Participant whose employment or service with the Company Group is terminated by the Company for a reason other than Cause, is terminated by the Participant for Good Reason or is terminated due to the Participant’s death or Disability.

(l)         “Good Reason” means, unless otherwise specified in a Participant’s employment or other written agreement between the Participant and the Company, any of the following, in each case, without the Participants written consent: (i) a change in the Participant’s title or any material diminution of Participant’s responsibilities or authority or the assignment of any duties inconsistent with the Participant’s position, in each case, compared to what was in effect as of the Effective Date; (ii) a reduction of the Participant’s annual base salary; or (iii) a relocation of the Participant’s principal office location more than fifty (50) miles from the Company’s offices at which the Participant is based as of the Effective Date (except for required travel on the Company’s business to an extent substantially consistent with the Participant’s business travel obligations as of the Effective Date).  Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason will cease to be an event constituting Good Reason upon any of the following: (x) the Participant’s failure to provide written notice to the Company within thirty (30) days of the first occurrence of such event; (y) substantial correction of such occurrence by the Company within thirty (30) days following receipt of the Participant’s written notice described in (x); or (z) the Participant’s failure to actually terminate employment within the thirty (30)-day period following the expiration of the Company’s thirty (30)-day cure period.

(m)       “Participant” shall have the meaning ascribed thereto in Section 5 hereof.

(n)        “Participation Agreement” means the agreement or notification provided to a Participant granting a Participant the opportunity to earn a Performance Incentive under this Plan.

(o)        “Performance Goals” means the Performance Metrics established by the Committee for the Board, that will be consist of (i) Quarterly Threshold Performance Goals, (ii) Quarterly Target Performance Goals, (iii) Quarterly Maximum Performance Goals (collectively, the “Quarterly Performance Goals”), (iv) Annual Threshold Performance Goals, (v) Annual Target Performance Goals, and (iv) Annual Maximum Performance Goals (collectively, the “Annual Performance Goals”).  For purposes of catch-up payments described in Section 6(b), “Performance Goals” will consist of (x) Cumulative Quarterly Threshold Performance Goals; (y) Cumulative Quarterly Target Performance Goals; and (z) Cumulative Quarterly Maximum Performance Goals, collectively, the “Cumulative Performance Goals” of applicable Performance Metrics.

(p)        “Performance Incentive” means the Quarterly Performance Incentive and the Annual Performance Incentive.

(q)        “Performance Metric” means the specific performance criteria used in determining Performance Goals for the Performance Period; provided that each Performance Metric shall be adjusted on a pro forma basis to take into account any acquisitions or dispositions consummated during the Performance Period. To the extent relevant, the Committee shall have the discretion to adjust the Performance Metrics on a pro forma basis to exclude costs and benefits associated with the Company’s restructuring and other unusual and/or non-recurring items.

(r)        “Performance Period” means (i) for Participant’s Quarterly Performance Incentive, each successive calendar quarter commencing during the Term, and (ii) for a Participant’s Annual Performance Incentive, calendar year 2019.

(s)        “Quarterly Performance Incentive” means the amount designated as the Quarterly Performance Incentive in a Participant’s Participation Agreement.

(t)         “Revenue” means net sales adjusted for work-in-process as determined in accordance with GAAP.

(u)        “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.

5.         Eligible Participants. Each person designated by the Committee from time to time shall be a Participant under the Plan and eligible to receive a Quarterly Performance Incentive and an Annual Performance Incentive with respect to each applicable Performance Period.

6.         Term of Participation.

(a)        Quarterly Performance Incentive.  Quarterly Performance Incentives will be earned in accordance with this Section 6(a).

(i)         Single Quarter Measurement.  Subject to the provisions of this Plan and any Participation Agreement, each Participant shall earn a Quarterly Performance Incentive as of the end of each applicable Performance Period, depending upon the extent to which the Performance Goals have been achieved for such Performance Period.

(ii)       Cumulative Measurement. In addition to being measured on a quarterly basis, each Performance Metric shall be measured cumulatively as of the end of the second Performance Period and each Performance Period thereafter (a “Relevant Performance Period”).  A “catch-up” payment may be made to the extent the Company equals or exceeds the Cumulative Performance Goals/Metrics for the applicable Performance Period.  The amount of the catch-up payment will be equal to the excess of (i) the aggregate Quarterly Performance Incentive payable for such Relevant Performance Period based on the achievement of the applicable Cumulative Performance Goals for such Relevant Period over (ii) the aggregate amount of Quarterly Performance Incentives previously paid to the Participant and the amount payable to the Participant under Section 6(a)(i) above for the Relevant Performance Period.

(b)        Annual Performance Incentive.  Annual Performance Incentives will be earned in accordance with this Section 6(b). Subject to the provisions of this Plan and any Participation Agreement, each Participant shall earn an Annual Performance Incentive as of the end of the applicable Performance Period, depending upon the extent to which the applicable Performance Goals have been achieved for such Performance Period.

(c)        Performance Goals.  Exhibit A sets forth the (i) relevant Performance Goals for each Performance Period and (ii) the percentage of each Participant’s Quarterly Performance Incentive amount and Annual Incentive Performance amount payable upon the achievement of the applicable Performance Goals.  The payout schedule for a Performance Incentive for a Participant shall be based on the (a) Participant’s individual target payment amount that has been approved by the Committee and included in the Participant’s Participation Agreement and (b) the level of achievement of the applicable Performance Metrics for a particular Performance Period.  Except as otherwise may be provided by the Committee, in its sole discretion, no Performance Incentive shall be payable for a Performance Metric unless the applicable Threshold Performance Goals for such Performance Metric are achieved.  Notwithstanding anything to the contrary herein, the Committee shall have the right, in its sole discretion, to reduce or eliminate all or any portion of Performance Incentive payable to a Participant based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate.

(d)        Continued Employment.  Except as set forth below, to earn a Performance Incentive for any Performance Period, a Participant must remain employed by the Company Group through the date on which the Performance Incentive for the applicable Performance Period is paid. Except as set forth in this Section 6(d), a Participant whose employment with the Company terminates for any reason prior to the date on which the Performance Incentive for the applicable Performance Period is paid shall forfeit the right to any Performance Incentive for that Performance Period. Notwithstanding the foregoing, a Participant who becomes a Good Leaver during a Performance Period shall be entitled to a pro rata portion (based on the percentage of the Performance Period the Participant was engaged by the Company Group) of the Performance Incentive that would otherwise have been earned for such Performance Period.

7.         Performance Certification. Promptly after the end of each Performance Period and as soon as quarterly financials are estimable, the Committee shall certify the degree to which the applicable Performance Goals have been achieved and the amount of Payment Incentive payable to each Participant hereunder. Any Performance Incentive required to be made under this Plan shall be paid on a fully-vested basis by the Company as soon as possible after the end of the applicable Performance Period, but in any event not less than (i) forty five (45) days after the end of the Performance Period with respect to the Quarterly Performance Incentive for the first, second and third quarterly Performance Period, and (ii) seventy-five (75) days after the of the Performance Period with respect to the fourth quarter Quarterly Performance Incentive and the Annual Performance Incentive.

8.         Plan Administration. This Plan shall be administered by the Committee. The Committee is given full authority and discretion within the limits of this Plan to establish such administrative measures as may be necessary to administer and attain the objectives of this Plan and may delegate the authority to administer the Plan to an officer of the Company. The Committee (or its delegate, as applicable) shall have full power and authority to construe and interpret this Plan and any interpretation by the Committee shall be binding on all Participants and shall be accorded the maximum deference permitted by law.

(a)        All rights and interests of Participants under this Plan shall be non-assignable and nontransferable, and otherwise not subject to pledge or encumbrance, whether voluntary or involuntary, other than by will or by the laws of descent and distribution. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, stock sale, consolidation or otherwise, the Company may assign this Plan.

(b)        Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company Group related to this Plan, and the Company may require Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

(c)        Payment of amounts due under the Plan shall be provided to a Participant in the same manner as Participant receives his or her regular paycheck or by mail at the last known address of Participant in the possession of the Company, at the discretion of Committee. The Company may deduct all applicable taxes and any other withholdings required to be withheld with respect to the payment of any award pursuant to this Plan.

(d)        The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any award provided for hereunder. Quarterly Performance Incentive payments shall not be considered as extraordinary, special incentive compensation, and it will not be included as “earnings,” “wages,” “salary,” or “compensation” in any welfare, life insurance or other arrangement of the Company Group.

(e)        The Company shall have the right, in its sole discretion, to modify, supplement, suspend or terminate this Plan at any time; provided that, except as required by law, in no event shall any amendment or termination adversely affect the rights of Participants regarding any Performance Incentive for a Performance Period that has commenced as of the date of such action without the prior written consent of the affected Participants. Subject to the foregoing, the Plan shall terminate upon the satisfaction of all obligations of the Company or its successor entities hereunder.

(f)        Nothing contained in this Plan shall in any way affect the right and power of the Company to discharge any Participant or otherwise terminate his or her employment at any time or for any reason or to change the terms of his or her employment in any manner.

(g)        Except as otherwise provided under this Plan, any expense incurred in administering this Plan shall be borne by the Company.

(h)        Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.

(i)         The administration of the Plan shall be governed by the laws of Colorado, without regard to the conflict of law principles of any state. Any persons or corporations who now are or shall subsequently become parties to the Plan shall be deemed to consent to this provision.

(j)         The Plan is intended to either comply with, or be exempt from, the requirements of Section 409A. To the extent that the Plan is not exempt from the requirements of Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Code Section 409A or for damages for failing to comply with Code Section 409A.

* * * * * * * *

IN WITNESS WHEREOF, the Company has caused the Plan to be signed by its duly authorized officer as of the date first set forth above.

CPI CARD GROUP INC.

By:	/s/ Lisa Jacoba

Name:	Lisa Jacoba

Its:	Chief Human Resources Officer

Exhibit A

Performance Metrics and Goals

1. Payable if Quarterly Threshold Performance Metric Achieved:	50% of the Applicable Portion of the Participant’s Target Quarterly Performance Incentive
2. Payable if Quarterly Target Performance Metric Achieved:	100% of the Applicable Portion of the Participant’s Target Quarterly Performance Incentive
3. Payable if Quarterly Maximum Performance Metric Achieved:	200% of the Applicable Portion of the Participant’s Target Quarterly Performance Incentive[1]
4. Payable if Cumulative Quarterly Threshold Performance Metric Achieved:	50% of the Applicable Portion of the Participant’s aggregate Target Quarterly Performance Incentive through the end of the Applicable Performance Period
5. Payable if Cumulative Quarterly Target Performance Metric Achieved:	100% of the Applicable Portion of the Participant’s aggregate Target Quarterly Performance Incentive through the end of the Applicable Performance Period
6. Payable if Cumulative Quarterly Maximum Performance Metric Achieved:	200% of the Applicable Portion of the Participant’s aggregate Target Quarterly Performance Incentive through the end of the Applicable Performance Period[2]
7. Payable if Annual Threshold Performance Metric Achieved:	50% of the Applicable Portion of the Participant’s Target Annual Performance Incentive
8. Payable if Annual Target Performance Metric Achieved:	100% of the Applicable Portion of the Participant’s Target Annual Performance Incentive
9. Payable if Annual Maximum Performance Metric Achieved:	200% of the Applicable Portion of the Participant’s Target Annual Performance Incentive
10. Portion of Applicable Portion Payable if Achievement is Between Performance Metrics:	Calculated on the basis of straight-line interpolation